   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 10, 2000.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                 SCHEDULE 14D-9

                SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO
             SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

                         OXFORD RESIDENTIAL PROPERTIES I
                               LIMITED PARTNERSHIP
                            (NAME OF SUBJECT COMPANY)

                         OXFORD RESIDENTIAL PROPERTIES I
                               LIMITED PARTNERSHIP
                      (NAME OF PERSON(S) FILING STATEMENT)

                            ASSIGNEE UNITS OF LIMITED
                              PARTNERSHIP INTEREST
                         (TITLE OF CLASS OF SECURITIES)

                                      NONE
                      (CUSIP NUMBER OF CLASS OF SECURITIES)

                             ----------------------

                                 PATRICK J. FOYE
                            EXECUTIVE VICE PRESIDENT
                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                           COLORADO CENTER, TOWER TWO
                          2000 SOUTH COLORADO BOULEVARD
                                  SUITE 2-1000
                             DENVER, COLORADO 80222
                                 (303) 757-8101
            (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED
               TO RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF
                         THE PERSON(S) FILING STATEMENT)

                             ----------------------

                                    COPY TO:
                             GREGORY M. CHAIT, ESQ.
                            KATHERINE M. KOOPS, ESQ.
                     POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                                 SIXTEENTH FLOOR
                           191 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30303
                                 (404) 572-6600

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

================================================================================


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                  The information in the Offer to Purchase of AIMCO/Bethesda
Holdings Acquisitions, Inc. dated October 10, 2000 (the "Offer"), Letter to Unitholders dated October 10, 2000, and Acquisition Agreement dated June 28, 2000 among various affiliates of the filing person, as Sellers, and AIMCO Properties, L.P. and certain of its affiliates, as Buyers, which are attached as Exhibits (a), (b) and (c) hereto, is incorporated herein by reference in answer to all of the Items of this Schedule 14D-9 except as otherwise set forth below:

Item 2. Identity and Background of Filing Person.

                  This Schedule 14D-9 is being filed by Oxford Residential Properties I Limited Partnership, a Maryland limited partnership (the "Partnership"). The Partnership's business address is 7200 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814 and its telephone number is (301) 961-3577. Assignee units of limited partnership interest of the Partnership are the subject of the tender offer.


Item 9.       Exhibits.

         (a) Offer to Purchase of AIMCO/Bethesda Holdings Acquisitions, Inc. (Exhibit 1 to Schedule TO of AIMCO/Bethesda Holdings Acquisitions, Inc. dated October 10, 2000, is incorporated herein by reference.)

         (b) Letter to Unitholders dated October 10, 2000 (Exhibit 4 to Schedule TO of AIMCO/Bethesda Holdings Acquisitions, Inc. dated October 10, 2000 is incorporated herein by reference.)

         (c) Acquisition Agreement dated June 28, 2000 among Apartment Investment and Management Company ("AIMCO"), AIMCO Properties, L.P., NHP Management Company and AIMCO/NHP Properties, Inc., as Buyers, and Leo E. Zickler, Francis P. Lavin, Robert B. Downing, Mark E. Schifrin, Marc B. Abrams and Richard R. Singleton, as Sellers. (Exhibit 2.1 to AIMCO's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 is incorporated herein by this reference.)

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 10, 2000

                               OXFORD RESIDENTIAL PROPERTIES I LIMITED
                               PARTNERSHIP, a Maryland limited partnership

                               By: Oxford Residential Properties I Corporation, a Maryland corporation

                                    Its Managing General Partner

                               By: /s/ Patrick J. Foye
                                   -------------------
                                   Patrick J. Foye
                                   Executive Vice President

                                  EXHIBIT INDEX



EXHIBIT
NUMBER   DESCRIPTION
-------  -----------
(a)      Offer to Purchase of AIMCO/Bethesda Holdings Acquisitions, Inc.
         (Exhibit 1 to Schedule TO of AIMCO/Bethesda Holdings Acquisitions, Inc.
         dated October 10, 2000, is incorporated herein by reference.)

(b) Letter to Unitholders dated October 10, 2000 (Exhibit 4 to Schedule TO of AIMCO/Bethesda Holdings Acquisitions, Inc. dated October 10, 2000 is incorporated herein by reference.)

(c)      Acquisition Agreement dated June 28, 2000 among AIMCO, AIMCO
         Properties, L.P., NHP Management Company and AIMCO/NHP Properties,
         Inc., as Buyers, and Leo E. Zickler, Francis P. Lavin, Robert B.
         Downing, Mark E. Schifrin, Marc B. Abrams and Richard R. Singleton, as
         Sellers. (Exhibit 2.1 to AIMCO's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 is incorporated herein by this reference.)